Exhibit 99.1

       World Acceptance Corporation Reports Record Third Quarter Results

    GREENVILLE, S.C.--(BUSINESS WIRE)--Jan. 24, 2005--World Acceptance Corporation (NASDAQ/NM:WRLD) today reported higher revenue, higher net income and increased loans outstanding for its third fiscal quarter ended December 31, 2004.
    Net income for the third quarter rose 19.5% to $5.5 million, or $0.28 per diluted share, compared with $4.6 million, or $0.23 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 20.1% to $53.2 million from $44.3 million for the prior year quarter.
    "Our record revenues and earnings for the third quarter were due to a continuation of the trends that we experienced during the first two quarters," stated Doug Jones, President and CEO of World Acceptance Corporation. "The third quarter is seasonally our busiest quarter and we loaned a record $307 million in 401,000 separate loan transactions. We added $35.3 million in gross loans outstanding during the third quarter, a 10.1% increase from the balances outstanding at September 30, 2004. We believe our continued growth is indicative of the increased demand for our loan products."
    Gross loans outstanding increased to a record $384.7 million at December 31, 2004, a 15.0% increase over the $334.5 million in loans outstanding at December 31, 2003, and a 24.0% increase since the beginning of the fiscal year. Loan growth for the third quarter included $495,000 in loans acquired during the quarter compared with $6.9 million in acquisitions in the third quarter of fiscal 2004.
    Several key ratios remained very high during the quarter. The return on average assets (annualized) amounted to 7.3% and the annualized return on average equity was 12.8%. Total general and administrative expenses as a percent of total revenues once again showed improvement on a year-over-year basis at 55.4% during the most recent quarter compared with 56.6% during the prior year quarter.

    Nine-Month Results

    For the first nine months of the fiscal year, net income rose to $19.7 million, or $1.01 per diluted share, representing a 20.6% increase over the $16.3 million, or $0.85 per diluted share, for the prior year nine-month period. Total revenues for the first nine months of fiscal 2005 were $150.4 million, a 19.2% increase over the $126.2 million during the corresponding period of the previous year.
    During the first nine months of the fiscal year, the Company opened or acquired 55 offices and closed three non-performing offices, leaving a total of 578 offices at December 31, 2004.

    About World Acceptance

    World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 578 offices in eleven states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

    Third Quarter Conference Call

    The senior management of World Acceptance Corporation will review the Company's third quarter results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-800-473-6123. A simulcast of the conference call is also available on the Internet at: http://phx.corporate-ir.net/playerlink.zhtml?c=103383&s=wm&e=998669.
    The call will be available for replay on the Internet for approximately 30 days.
    This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's most recent reports on Form 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.




                     World Acceptance Corporation

                 Consolidated Statements of Operations
        (unaudited and in thousands, except per share amounts)

                              Three Months Ended   Nine Months Ended
                                   Dec. 31,            Dec. 31,
                                2004      2003      2004      2003
                              --------  --------  --------  --------

Interest & fees                $46,043   $38,075  $130,122  $109,030
Insurance & other                7,123     6,210    20,276    17,195
                              --------  --------  --------  --------
  Total revenues                53,166    44,285   150,398   126,225
Expenses:
  Provision for loan losses     13,731    11,077    33,640    28,334
  General and
   administrative expenses
    Personnel                   18,008    14,699    53,192    44,560
    Occupancy & equipment        3,121     2,579     9,147     7,323
    Data processing                542       470     1,410     1,393
    Advertising                  3,527     3,420     6,476     5,874
    Intangible amortization        650       570     1,915     1,692
    Other                        3,612     3,336    10,270     8,836
                              --------  --------  --------  --------
                                29,460    25,074    82,410    69,678
  Interest expense               1,314       997     3,371     2,916
                              --------  --------  --------  --------
    Total expenses              44,505    37,148   119,421   100,928
                              --------  --------  --------  --------
Income before taxes              8,661     7,137    30,977    25,297
Income taxes                     3,160     2,533    11,305     8,980
                              --------  --------  --------  --------
Net income                      $5,501    $4,604   $19,672   $16,317
                              ========  ========  ========  ========
Diluted earnings per share       $0.28     $0.23     $1.01     $0.85
                              ========  ========  ========  ========
Diluted weighted average
 shares outstanding             19,604    19,692    19,508    19,205
                              ========  ========  ========  ========


                      Consolidated Balance Sheets
                     (unaudited and in thousands)

                                        Dec. 31,  Mar. 31,  Dec. 31,
                                          2004      2004      2003
                                        --------  --------  --------
                ASSETS
Cash                                    $  5,192    $4,314    $2,691
Gross loans receivable                   384,715   310,131   334,485
  Less: Unearned interest & fees         (95,073)  (73,603)  (83,634)
  Allowance for loan losses              (23,184)  (17,261)  (19,902)
                                        --------  --------  --------
    Loans receivable, net                266,458   219,267   230,949
Property and equipment, net                9,917     9,274     9,088
Intangible assets                         17,021    15,514    13,906
Other assets                              15,588    13,600    13,276
                                        --------  --------  --------
                                        $314,176  $261,969  $269,910
                                        ========  ========  ========

  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable                          132,850    95,032   124,632
  Accounts payable and accrued expenses    5,675    10,357     4,620
                                        --------  --------  --------
    Total liabilities                    138,525   105,389   129,252
Shareholders' equity                     175,651   156,580   140,658
                                        --------  --------  --------
                                        $314,176  $261,969  $269,910
                                        ========  ========  ========


                   Selected Consolidated Statistics
                        (dollars in thousands)

                              Three Months Ended   Nine Months Ended
                                   Dec. 31,            Dec. 31,
                                2004      2003      2004      2003
                              --------  --------  --------  --------
Expenses as a percent of
 total revenues:
  Provision for loan losses       25.8%     25.0%     22.4%     22.4%
  General and
   administrative expenses        55.4%     56.6%     54.8%     55.2%
  Interest expense                 2.5%      2.3%      2.2%      2.3%

Average gross loans
 receivable                   $362,173  $301,080  $342,059  $285,953

Average loans receivable      $274,217  $226,995  $259,643  $216,251

Loan volume                   $306,902  $269,913  $809,174  $687,664

Net charge-offs as percent
 of average loans                 15.9%     15.7%     14.7%     15.0%

Return on average assets           7.3%      7.3%      9.2%      9.0%

Return on average equity          12.8%     13.5%     16.0%     17.0%

Offices opened (closed)
 during the period, net              3        30        52        46

Offices open at end of period      578       516       578       516



    CONTACT: World Acceptance Corporation, Greenville
             Sandy McLean, 864-298-9800